Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Modine Reports Fourth Quarter Fiscal 2025 Results

Strong fourth quarter resulted in third consecutive year of record results

Fiscal 2026 outlook indicates continued growth

and further progress toward financial targets

Racine, WI – May 20, 2025 – Modine (NYSE: MOD), a diversified global leader in thermal management technology and solutions, today reported financial results for the quarter and fiscal year ended March 31, 2025.

Fourth Quarter Highlights:

●	Net sales of $647.2 million increased 7 percent from the prior year
●	Net earnings of $50.1 million increased $24.0 million, or 92 percent, from the prior year
●	Adjusted EBITDA of $104.1 million increased $25.3 million, or 32 percent, from the prior year
●	Earnings per share of $0.92 increased $0.44, or 92 percent, from the prior year
●	Adjusted earnings per share of $1.12 increased $0.35, or 45 percent, from the prior year

Full-Year Highlights:

●	Record net sales of $2.6 billion increased 7 percent from the prior year
●	Record net earnings of $185.5 million increased $22.1 million, or 14 percent, from the prior year
●	Record adjusted EBITDA of $392.1 million increased $77.8 million, or 25 percent, from the prior year
●	Earnings per share of $3.42 increased $0.39, or 13 percent, from the prior year
●	Adjusted earnings per share of $4.05 increased $0.80, or 25 percent, from the prior year

Fiscal 2026 Outlook:

●	Net sales growth between 2% to 10%
●	Adjusted EBITDA range of $420 million to $450 million, resulting in growth between 7% and 15%

“Our team delivered a third consecutive year of record revenue and adjusted EBITDA in fiscal 2025, demonstrating the power of our 80/20 transformation and our ability to deliver results despite challenging conditions in our vehicular markets,” said Modine President and Chief Executive Officer, Neil D. Brinker. “The record results were led by our data center business where our investments are driving strong returns and above-market growth. Performance Technologies reported a significant margin improvement on lower sales, which is a testament to this team’s focus on repositioning. We will continue to improve our business mix and margin profile as we move forward with our transformation.”

Fourth Quarter Financial Results

Net sales increased 7 percent to $647.2 million, compared with $603.5 million in the prior year. Sales growth was driven by higher sales in the Climate Solutions segment, partially offset by lower sales in the Performance Technologies segment resulting from market weakness across vehicular end markets.

Gross profit increased 23 percent to $166.0 million and gross margin improved by 330 basis points to 25.7 percent. The gross margin improvement was primarily driven by favorable sales volume and mix in the Climate Solutions segment, as well as the benefits from restructuring actions and cost-saving initiatives in the Performance Technologies segment.

Selling, general and administrative (“SG&A”) expenses increased $5.9 million to $81.5 million. The increase was primarily due to higher compensation-related expenses, including increased incentive compensation resulting from improved financial results, and SG&A expenses from the acquired Scott Springfield Manufacturing business, including $3.4 million of incremental amortization expense for acquired intangible assets.

Operating income was $74.5 million, compared to $46.8 million in the prior year, an increase of 59 percent. The increase was driven by higher gross profit on higher sales volume, partially offset by higher SG&A expenses as compared to the prior year. The Company recorded $10.0 million of restructuring expenses during the fourth quarter of fiscal 2025, primarily for severance expenses. Net earnings of $50.1 million increased $24.0 million, or 92 percent, compared to $26.1 million in the prior year. Adjusted EBITDA, which excludes restructuring expenses, certain other charges, interest expense, the provision for income taxes, and depreciation and amortization expense, was $104.1 million, an increase of $25.3 million, or 32 percent, compared to $78.8 million in the prior year.

Earnings per share was $0.92, compared with $0.48 in the prior year. Adjusted earnings per share was $1.12, compared with adjusted earnings per share of $0.77 in the prior year.

Fourth Quarter Segment Review

●	Climate Solutions segment sales were $356.3 million, compared with $278.2 million one year ago, an increase of 28 percent. This increase was driven by higher sales of data center cooling and HVAC&R products, including incremental sales from the acquired Scott Springfield Manufacturing business. This was partially offset by lower sales of heat transfer products. The segment reported gross margin of 29.7 percent, which was 310 basis points higher than the prior year, primarily due to higher sales volume and favorable sales mix. The segment reported operating income of $61.5 million, a 45 percent increase from the prior year, and adjusted EBITDA of $76.3 million, an increase of 48 percent from the prior year.
●	Performance Technologies segment sales were $294.8 million, compared with $330.0 million one year ago, a decrease of 11 percent. This decrease primarily resulted from market-related declines to automotive, off-highway and commercial vehicle customers, and a $7.6 million unfavorable foreign exchange impact. The segment reported gross margin of 20.4 percent, which was 130 basis points higher than the prior year, primarily due to benefits from restructuring actions and cost-saving initiatives. The segment reported operating income of $29.9 million, a 28 percent increase from the prior year, and adjusted EBITDA of $44.1 million, an increase of 5 percent from the prior year.

Full-Year Financial Results

Fiscal 2025 net sales increased 7 percent to $2,583.5 million compared with $2,407.8 million in the prior year. The increase was driven by higher sales in the Climate Solutions segment, with particularly strong gains in sales of data center products, including incremental sales from the Scott Springfield acquisition. This was partially offset by lower sales in the Performance Technologies segment. Gross margin improved 310 basis points to 24.9 percent, primarily due to favorable sales mix and higher average selling prices as compared to the prior year.

The Company reported net earnings of $185.5 million compared to $163.4 million in the prior year, an improvement of $22.1 million, or 14 percent. During fiscal 2025, the Company recorded $28.2 million of restructuring expenses and $2.7 million of other charges including acquisition-related costs and environmental charges. During fiscal 2024, the Company recorded $15.0 million of restructuring expenses, a $4.0 million gain on the sale of German automotive businesses, and $6.5 million of other charges including acquisition-related costs and environmental charges. Excluding these items and depreciation and amortization expense, adjusted EBITDA was $392.1 million in fiscal 2025 and $314.3 million in fiscal 2024, an improvement of $77.8 million, or 25 percent. Earnings per share in fiscal 2025 was $3.42 compared with $3.03 in fiscal 2024, and adjusted earnings per share in fiscal 2025 was $4.05, compared with $3.25 in fiscal 2024.

Balance Sheet & Liquidity

The Company reported another year of strong cash flow. Net cash provided by operating activities for the year ended March 31, 2025, was $213.3 million, a decrease of $1.3 million compared to the prior year. Free cash flow for the year ended March 31, 2025, was $129.3 million, an increase of $2.4 million from the prior year. The favorable impact of higher operating earnings in the current year was offset by unfavorable net changes in working capital. Cash payments for restructuring activities, acquisition and integration costs, and environmental charges during the year ended March 31, 2025, increased by $17.6 million from the prior year to $31.8 million.

Total debt was $350.8 million as of March 31, 2025. Cash and cash equivalents totaled $71.6 million as of March 31, 2025. Net debt was $279.2 million as of March 31, 2025, a decrease of $92.3 million from the end of fiscal 2024.

Outlook

“We are pleased to present our outlook for fiscal 2026, which would result in our fourth consecutive year of record results,” added Brinker. “We expect another strong year in the Climate Solutions segment, supported by our current order book for data center products and significant funnel of future opportunities. The expansions of our technology offerings and manufacturing capacity are contributing to our above-market organic growth rates. In the Performance Technologies segment, we are taking additional measures to reduce costs as our vehicular end-markets remain challenged. We believe that these actions will lead to enhanced focus while we continue to improve our margin profile.”

Brinker continued, “There is a great deal of market uncertainty due to the unknown impact of tariffs on individual businesses and on the economy as a whole. While it is nearly impossible to fully assess this impact on Modine today, we are taking actions to mitigate supply chain and other potential risks related to the global tariff situation. The current trade environment is also making it more difficult to assess the impact on our customers, including their supply chains and end-market demand. As a result, we are providing broader ranges for our financial outlook, which reflect our current best estimates for net tariff impacts, foreign exchange rates, and the overall economic environment. We will provide updates each quarter, based on this very dynamic situation, and adjust if necessary.”

Based on current exchange rates and market conditions, Modine provides its outlook for Fiscal 2026:

Fiscal 2026	Current Outlook
Net Sales	+2% to 10%
Adjusted EBITDA	$420 to $450 million

Conference Call and Webcast

Modine will conduct a conference call and live webcast, with a slide presentation, on Wednesday, May 21, 2025, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) to discuss its fourth quarter and fiscal year 2025 financial results. The webcast and accompanying slides will be available on the Investor Relations section of the Modine website at www.modine.com. Participants are encouraged to log on to the webcast and conference call about ten minutes prior to the start of the event. A replay of the audio and slides will be available on the Investor Relations section of the Modine website at www.modine.com on or after May 21, 2025. A call-in replay will be available through midnight on May 28, 2025, at 877-660-6853, (international replay 201-612-7415); Conference ID# 13752316. The Company will post a transcript of the call on its website on or after May 23, 2025.

About Modine

For more than 100 years, Modine has solved the toughest thermal management challenges for mission-critical applications. Our purpose of Engineering a Cleaner, Healthier World™ means we are always evolving our portfolio of technologies to provide the latest heating, cooling, and ventilation solutions. Through the hard work of more than 11,000 employees worldwide, our Climate Solutions and Performance Technologies segments advance our purpose with systems that improve air quality, reduce energy and water consumption, lower harmful emissions, enable cleaner running vehicles, and use environmentally friendly refrigerants. Modine is a global company headquartered in Racine, Wisconsin (U.S.), with operations in North America, South America, Europe, and Asia. For more information about Modine, visit www.modine.com.

Forward-Looking Statements

This press release contains statements, including information about future financial performance and market conditions, accompanied by phrases such as “believes,” “estimates,” “expects,” “plans,” “anticipates,” “intends,” “projects,” and other similar “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995. Modine's actual results, performance or achievements may differ materially from those expressed or implied in these statements because of certain risks and uncertainties, including, but not limited to those described under “Risk Factors” in Item 1A of Part I of the Company's Annual Report on Form 10-K for the year ended March 31, 2024 and under Forward-Looking Statements in Item 7 of Part II of that same report and in the Company's Quarterly Report on Form 10-Q for the quarters ended June 30, 2024, September 30, 2024, and December 31, 2024. Other risks and uncertainties include, but are not limited to, the following: the impact of potential adverse developments or disruptions in the global economy and financial markets, including impacts related to inflation, energy costs, government incentive or funding programs, supply chain challenges or supplier constraints, logistical disruptions, tariffs, sanctions and other trade issues or cross-border trade restrictions; the impact of other economic, social and political conditions, changes and challenges in the markets where we operate and compete, including foreign currency exchange rate fluctuations, changes in interest rates, tightening of the credit markets, recession or recovery therefrom, restrictions associated with importing and exporting and foreign ownership, public health crises, and the general uncertainties, including the impact on demand for our products and the markets we serve from regulatory and/or policy changes that have been or may be implemented in the U.S. or abroad, including those related to tax and trade, climate change, public health threats, and military conflicts, including the conflicts in Ukraine and in the Middle East and tensions in the Red Sea; the overall health and pricing focus of our customers; changes or threats to the market growth prospects for our customers; our ability to successfully realize anticipated benefits, including improved profit margins and cash flow, from our strategic initiatives and our application of 80/20 principles across our businesses; our ability to be at the forefront of technological advances and the impacts of any changes in the adoption rate of technologies that we expect to drive sales growth; our ability to accelerate growth organically and through acquisitions and successfully integrate acquired businesses; our ability to successfully exit portions of our business that do not align with our strategic plans; our ability to effectively and efficiently manage our operations in response to sales volume changes, including maintaining adequate production capacity to meet demand in our growing businesses while also completing restructuring activities and realizing benefits thereof; our ability to fund our global liquidity requirements efficiently and comply with the financial covenants in our credit agreements; operational inefficiencies as a result of product or program launches, unexpected volume increases or decreases, product transfers and warranty claims; the impact on Modine of any significant increases in commodity prices, particularly aluminum, copper, steel and stainless steel (nickel) and other purchased components and related costs, and our ability to adjust product pricing in response to any such increases; our ability to recruit and maintain talent in managerial, leadership, operational and administrative functions and to mitigate increased labor costs; our ability to protect our proprietary information and intellectual property from theft or attack; the impact of any substantial disruption or material breach of our information technology systems; costs and other effects of environmental investigation, remediation or litigation and the increasing emphasis on environmental, social and corporate governance matters; our ability to realize the benefits of deferred tax assets; and other risks and uncertainties identified in our public filings with the U.S. Securities and Exchange Commission. Forward-looking statements are as of the date of this press release, and we do not assume any obligation to update any forward-looking statements.

Non-GAAP Financial Disclosures

Adjusted EBITDA, adjusted EBITDA margin, adjusted earnings per share, net debt, free cash flow, organic sales and organic sales growth (which are defined below) as used in this press release are not measures that are defined in generally accepted accounting principles (GAAP). These non-GAAP measures are used by management as performance measures to evaluate the Company’s overall financial performance and liquidity. These measures are not, and should not be viewed as, substitutes for the applicable GAAP measures, and may be different from similarly titled measures used by other companies.

Definition – Adjusted EBITDA and adjusted EBITDA margin

The Company defines adjusted EBITDA as net earnings excluding interest expense, the provision or benefit for income taxes, depreciation and amortization expenses, other income and expense, restructuring expenses, acquisition and integration costs, and certain other gains or charges. Adjusted EBITDA margin represents adjusted EBITDA as a percentage of net sales. The Company believes that adjusted EBITDA and adjusted EBITDA margin provide relevant measures of profitability and earnings power. The Company views these financial metrics as being useful in assessing operating performance from period to period by excluding certain items that it believes are not representative of its core business. Adjusted EBITDA, when calculated for the business segments, is defined as operating income excluding depreciation and amortization expenses, restructuring expenses, and certain other gains or charges.

Definition – Adjusted earnings per share

Diluted earnings per share plus restructuring expenses, acquisition and integration costs, and excluding changes in income tax valuation allowances and certain other gains or charges. Adjusted earnings per share is an overall performance measure, not including costs associated with restructuring and acquisitions and certain other gains or charges.

Definition – Net debt

The sum of debt due within one year and long-term debt, less cash and cash equivalents. Net debt is an indicator of the Company's debt position after considering on-hand cash balances.

Definition – Free cash flow

Free cash flow represents net cash provided by operating activities less expenditures for property, plant and equipment. Free cash flow presents cash generated from operations during the period that is available for strategic capital decisions.

Definition – Organic sales and organic sales growth

Net sales and net sales growth can be impacted by acquisitions, dispositions, and foreign currency exchange rate fluctuations. The Company defines organic sales as external net sales excluding the impact of acquisitions and the effects of foreign currency exchange rate fluctuations. Organic sales growth represents the percentage change of organic sales compared to prior year external net sales, excluding the impact of dispositions. The effect of exchange rate changes is calculated by using the same foreign currency exchange rates as those used to translate financial data for the prior period. The Company adjusts for acquisitions and dispositions by excluding net sales in the current and prior periods, respectively, for which there are no comparable sales in the reported periods. These sales growth measures provide a more consistent indication of our performance, without the effects of foreign currency exchange rate fluctuations or acquisitions and dispositions.

Forward-looking non-GAAP financial measure

The Company’s fiscal 2026 guidance includes adjusted EBITDA, as defined above, which is a non-GAAP financial measure. The fiscal 2026 guidance includes the Company’s estimates for interest expense of approximately $18 to $20 million, a provision for income taxes of approximately $84 to $92 million, and depreciation and amortization expense of approximately $75 to $79 million. The non-GAAP financial measure also excludes certain cash and non-cash expenses or gains. These expenses and gains may be significant and include items such as restructuring expenses (including severance costs and plant consolidation and relocation expenses), acquisition and integration costs, impairment charges and certain other items. The Company approved targeted headcount reductions within the Performance Technologies segment in May 2025 and, as a result, expects to record approximately $4 million of severance during the first quarter of fiscal 2026. In addition, the Company has agreed to sell its technical service center in Germany and expects to record a gain on sale of approximately $3 million during fiscal 2026 upon closing. Estimates of other expenses and gains for fiscal 2026 that will be excluded for the non-GAAP financial measure are not available due to the low visibility and unpredictability of these items.

Modine Manufacturing Company

Consolidated statements of operations (unaudited)

(In millions, except per share amounts)

	Three months ended March 31,		Twelve months ended March 31,
	2025	2024	2025	2024
Net sales	$647.2	$603.5	$2,583.5	$2,407.8
Cost of sales	481.2	468.2	1,939.7	1,882.2
Gross profit	166.0	135.3	643.8	525.6
Selling, general & administrative expenses	81.5	75.6	332.1	273.9
Restructuring expenses	10.0	12.9	28.2	15.0
Gain on sale of assets	—	—	—	(4.0)
Operating income	74.5	46.8	283.5	240.7
Interest expense	(5.3)	(6.3)	(26.4)	(24.1)
Other expense – net	(2.4)	(1.0)	(3.1)	(2.0)
Earnings before income taxes	66.8	39.5	254.0	214.6
Provision for income taxes	(16.7)	(13.4)	(68.5)	(51.2)
Net earnings	50.1	26.1	185.5	163.4
Net earnings attributable to noncontrolling interest	(0.5)	(0.3)	(1.5)	(1.9)
Net earnings attributable to Modine	$49.6	$25.8	$184.0	$161.5

Net earnings per share attributable to Modine shareholders – diluted	$0.92	$0.48	$3.42	$3.03

Weighted-average shares outstanding – diluted	53.9	53.8	53.9	53.4

Condensed consolidated balance sheets (unaudited)

(In millions)

	March 31, 2025	March 31, 2024
Assets
Cash and cash equivalents	$71.6	$60.1
Trade receivables	478.9	422.9
Inventories	340.9	357.9
Other current assets	69.8	53.1
Total current assets	961.2	894.0
Property, plant and equipment – net	390.5	365.7
Intangible assets – net	146.7	188.3
Goodwill	233.9	230.9
Deferred income taxes	67.0	75.1
Other noncurrent assets	118.3	97.5
Total assets	$1,917.6	$1,851.5

Liabilities and shareholders’ equity
Debt due within one year	$54.1	$31.7
Accounts payable	290.8	283.4
Other current liabilities	196.1	230.7
Total current liabilities	541.0	545.8
Long-term debt	296.7	399.9
Other noncurrent liabilities	161.7	150.3
Total liabilities	999.4	1,096.0
Total equity	918.2	755.5
Total liabilities & equity	$1,917.6	$1,851.5

Modine Manufacturing Company

Condensed consolidated statements of cash flows (unaudited)

(In millions)

	Twelve months ended March 31,
	2025	2024
Cash flows from operating activities:
Net earnings	$185.5	$163.4
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	77.7	56.1
Stock-based compensation expense	26.4	10.8
Deferred income taxes	6.5	6.2
Gain on sale of assets	—	(4.0)
Other – net	6.9	6.1
Changes in operating assets and liabilities:
Trade accounts receivable	(61.2)	(8.3)
Inventories	13.6	(17.3)
Accounts payable	10.5	(59.1)
Accrued compensation and employee benefits	1.6	15.2
Contract liabilities	(44.5)	58.3
Other assets	15.3	12.0
Other liabilities	(25.0)	(24.8)
Net cash provided by operating activities	213.3	214.6

Cash flows from investing activities:
Expenditures for property, plant and equipment	(84.0)	(87.7)
Business acquisitions, net of cash acquired	(3.4)	(186.2)
Other – net	0.8	(9.5)
Net cash used for investing activities	(86.6)	(283.4)

Cash flows from financing activities:
Net (decrease) increase in debt	(82.5)	78.4
Purchases of treasury stock	(30.9)	(17.7)
Other – net	(0.2)	2.0
Net cash (used for) provided by financing activities	(113.6)	62.7

Effect of exchange rate changes on cash	(1.5)	(0.8)

Net increase (decrease) in cash, cash equivalents and restricted cash	11.6	(6.9)

Cash, cash equivalents and restricted cash – beginning of period	60.3	67.2

Cash, cash equivalents and restricted cash – end of period	$71.9	$60.3

Modine Manufacturing Company

Segment operating results (unaudited)

(In millions)

	Three months ended March 31,		Twelve months ended March 31,
	2025	2024	2025	2024
Net sales:
Climate Solutions	$356.3	$278.2	$1,440.8	$1,108.1
Performance Technologies	294.8	330.0	1,163.5	1,321.3
Segment total	651.1	608.2	2,604.3	2,429.4
Corporate and eliminations	(3.9)	(4.7)	(20.8)	(21.6)
Net sales	$647.2	$603.5	$2,583.5	$2,407.8

	Three months ended March 31,				Twelve months ended March 31,
	2025		2024		2025		2024
	$’s	% of sales	$’s	% of sales	$’s	% of sales	$’s	% of sales
Gross profit:
Climate Solutions	$105.9	29.7%	$74.1	26.6%	$416.1	28.9%	$296.9	26.8%
Performance Technologies	60.1	20.4%	63.1	19.1%	230.4	19.8%	229.6	17.4%
Segment total	166.0	25.5%	137.2	22.6%	646.5	24.8%	526.5	21.7%
Corporate and eliminations	—	—	(1.9)	—	(2.7)	—	(0.9)	—
Gross profit	$166.0	25.7%	$135.3	22.4%	$643.8	24.9%	$525.6	21.8%

	Three months ended March 31,		Twelve months ended March 31,
	2025	2024	2025	2024
Operating income:
Climate Solutions	$61.5	$42.5	$248.4	$178.6
Performance Technologies	29.9	23.4	108.0	111.7
Segment total	91.4	65.9	356.4	290.3
Corporate and eliminations	(16.9)	(19.1)	(72.9)	(49.6)
Operating income	$74.5	$46.8	$283.5	$240.7

Modine Manufacturing Company

Adjusted financial results (unaudited)

(In millions, except per share amounts)

	Three months ended March 31,		Twelve months ended March 31,
	2025	2024	2025	2024
Net earnings	$50.1	$26.1	$185.5	$163.4
Interest expense	5.3	6.3	26.4	24.1
Provision for income taxes	16.7	13.4	68.5	51.2
Depreciation and amortization expense	19.2	15.0	77.7	56.1
Other expense – net	2.4	1.0	3.1	2.0
Restructuring expenses (a)	10.0	12.9	28.2	15.0
Acquisition and integration costs (b)	0.3	4.1	2.3	4.1
Environmental charges (c)	0.1	—	0.4	2.4
Gain on sale of assets (d)	—	—	—	(4.0)
Adjusted EBITDA	$104.1	$78.8	$392.1	$314.3

Net earnings per share attributable to Modine shareholders - diluted	$0.92	$0.48	$3.42	$3.03
Restructuring expenses (a)	0.16	0.23	0.45	0.26
Acquisition and integration costs (b)	0.04	0.06	0.18	0.06
Environmental charges (c)	—	—	—	0.03
Gain on sale of assets (d)	—	—	—	(0.13)
Adjusted earnings per share	$1.12	$0.77	$4.05	$3.25
____

(a)	Restructuring expenses primarily consist of employee severance expenses, the majority of which were recorded within the Performance Technologies segment, and equipment transfer costs. The tax benefit related to restructuring expenses during the fourth quarter of fiscal 2025 and fiscal 2024 was $1.5 million and $0.5 million, respectively. The tax benefit related to restructuring expenses during fiscal 2025 and fiscal 2024 was $4.0 million and $1.0 million, respectively.

(b)	Acquisition and integration costs primarily relate to the Company’s acquisition of Scott Springfield Manufacturing, a leading provider of air handling units for the data center, telecommunications, healthcare, and aerospace markets, on March 1, 2024. The acquisition and integration costs primarily include fees for i) transaction advisors, ii) legal, accounting, and other professional services, and iii) incremental costs directly associated with integration activities. The adjustments in both fiscal 2024 and 2025 also included $1.6 million recorded at Corporate for the impact of an inventory purchase accounting adjustment. The Company wrote up acquired inventory to its estimated fair value and charged the write-up to cost of sales as the underlying inventory was sold. In addition, for purposes of calculating adjusted EPS, the Company adjusted for $10.6 million of incremental amortization expense recorded in the Climate Solutions segment during fiscal 2025 associated with an acquired order backlog intangible asset. The tax benefit related to the acquisition related costs and adjustments during the fourth quarter of fiscal 2025 and fiscal 2024 was $0.7 million and $0.8 million, respectively. The tax benefit related to the acquisition related costs and adjustments during fiscal 2025 was $2.9 million.

(c)	Environmental charges, including related legal costs, are recorded as SG&A expenses at Corporate and relate to previously-owned facilities. The tax benefit related to environmental charges during fiscal 2025 and fiscal 2024 was $0.1 million and $0.6 million, respectively.

(d)	The Company’s sale of three automotive businesses based in Germany closed on October 31, 2023. As a result of the sale, the Company recorded a $4.0 million gain on sale at Corporate during the third quarter of fiscal 2024. The tax benefit associated with the sale totaled $3.1 million.

Modine Manufacturing Company

Segment adjusted financial results (unaudited)

(In millions)

	Three months ended March 31, 2025				Three months ended March 31, 2024
	Climate	Performance	Corporate and		Climate	Performance	Corporate and
	Solutions	Technologies	eliminations	Total	Solutions	Technologies	eliminations	Total
Operating income	$61.5	$29.9	$(16.9)	$74.5	$42.5	$23.4	$(19.1)	$46.8
Depreciation and amortization expense	11.6	7.4	0.2	19.2	7.8	7.1	0.1	15.0
Restructuring expenses (a)	3.2	6.8	—	10.0	1.3	11.6	—	12.9
Acquisition and integration costs (a)	—	—	0.3	0.3	—	—	4.1	4.1
Environmental charges (a)	—	—	0.1	0.1	—	—	—	—
Adjusted EBITDA	$76.3	$44.1	$(16.3)	$104.1	$51.6	$42.1	$(14.9)	$78.8

Net sales	$356.3	$294.8	$(3.9)	$647.2	$278.2	$330.0	$(4.7)	$603.5
Adjusted EBITDA margin	21.4%	15.0%		16.1%	18.5%	12.8%		13.1%

	Twelve months ended March 31, 2025				Twelve months ended March 31, 2024
	Climate	Performance	Corporate and		Climate	Performance	Corporate and
	Solutions	Technologies	eliminations	Total	Solutions	Technologies	eliminations	Total
Operating income	$248.4	$108.0	$(72.9)	$283.5	$178.6	$111.7	$(49.6)	$240.7
Depreciation and amortization expense	48.3	28.7	0.7	77.7	26.5	28.7	0.9	56.1
Restructuring expenses (a)	6.0	20.5	1.7	28.2	3.0	12.0	—	15.0
Acquisition and integration costs (a)	—	—	2.3	2.3	—	—	4.1	4.1
Environmental charges (a)	—	—	0.4	0.4	—	—	2.4	2.4
Gain on sale of assets (a)	—	—	—	—	—	—	(4.0)	(4.0)
Adjusted EBITDA	$302.7	$157.2	$(67.8)	$392.1	$208.1	$152.4	$(46.2)	$314.3

Net sales	$1,440.8	$1,163.5	$(20.8)	$2,583.5	$1,108.1	$1,321.3	$(21.6)	$2,407.8
Adjusted EBITDA margin	21.0%	13.5%		15.2%	18.8%	11.5%		13.1%
____

(a)	See the Adjusted EBITDA reconciliations on the previous page for information on restructuring expenses and other adjustments.

Modine Manufacturing Company

Net debt (unaudited)

(In millions)

	March 31, 2025	March 31, 2024
Debt due within one year	$54.1	$31.7
Long-term debt	296.7	399.9
Total debt	350.8	431.6

Less: cash and cash equivalents	71.6	60.1
Net debt	$279.2	$371.5

Free cash flow (unaudited)

(In millions)

	Three months ended March 31,		Twelve months ended March 31,
	2025	2024	2025	2024
Net cash provided by operating activities	$54.8	$39.6	$213.3	$214.6
Expenditures for property, plant and equipment	(27.7)	(43.9)	(84.0)	(87.7)
Free cash flow	$27.1	$(4.3)	$129.3	$126.9

Organic sales and organic sales growth (unaudited)

(In millions)

	Three months ended March 31, 2025				Three months ended March 31, 2024
		Effect of					Sales	Organic
	External	Exchange Rate	Effect of	Organic	External	Effect of	Excluding	Sales
	Sales	Changes	Acquisitions	Sales	Sales	Dispositions	Dispositions	Growth
Net sales:
Climate Solutions	$356.3	$3.3	$(53.0)	$306.6	$278.2	$—	$278.2	10%
Performance Technologies	290.9	7.6	—	298.5	325.3	—	325.3	(8)%
Net Sales	$647.2	$10.9	$(53.0)	$605.1	$603.5	$—	$603.5	—%

	Twelve months ended March 31, 2025				Twelve months ended March 31, 2024
		Effect of					Sales	Organic
	External	Exchange Rate	Effect of	Organic	External	Effect of	Excluding	Sales
	Sales	Changes	Acquisitions	Sales	Sales	Dispositions	Dispositions	Growth
Net sales:
Climate Solutions	$1,440.6	$0.5	$(221.1)	$1,220.0	$1,108.1	$—	$1,108.1	10%
Performance Technologies	1,142.9	17.4	—	1,160.3	1,299.7	(54.2)	1,245.5	(7)%
Net Sales	$2,583.5	$17.9	$(221.1)	$2,380.3	$2,407.8	$(54.2)	$2,353.6	1%

SOURCE: Modine

Kathleen Powers

(262) 636-1687

kathleen.t.powers@modine.com